Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI # 08-20
Waste Management Announces Preliminary Third Quarter 2008
Earnings Per Diluted Share Above Wall Street Expectations
Company Withdraws Proposal to Acquire Republic Services
HOUSTON – October 13, 2008 – Waste Management, Inc. (NYSE: WMI) today announced preliminary revenue and earnings per diluted share results for the third quarter of 2008. Waste Management expects to report revenues of $3.53 billion, a 3.6% increase compared with the third quarter of 2007. Reported earnings for the third quarter of 2008 are expected to be $0.62 per diluted share, and after adjusting for certain items noted below are expected to be between $0.62 and $0.63 per diluted share. The low end of the range, $0.62 per diluted share, exceeds the Wall Street consensus estimate of $0.60 per diluted share and is a 15% increase over the reported results for the third quarter of 2007 of $0.54 per diluted share, with no net change as a result of adjustments.
David P. Steiner, Waste Management’s CEO, stated, “Our preliminary third quarter 2008 revenue and earnings per diluted share results reflect the strength of our operations and our continued ability to meet or exceed our financial objectives. We certainly believe that our strong cash flow and our strong balance sheet provide certainty to investors in an uncertain time. In addition, our cash flow and cash receipts continue to be strong. We currently have over $500 million of available cash and liquid investments, all of which are invested in U.S. Government obligations.”
The Company also announced that it is withdrawing its proposal to acquire all of the outstanding shares of Republic Services, Inc. for $37 per share. Steiner commented, “When we began this process, we said that we would be a disciplined buyer and that we would not risk our strong financial position to acquire Republic. Given the current state of the financial markets, we believe that it would not be prudent to continue to pursue the acquisition of Republic. Our focus will remain where it has always been—on providing strong and stable returns for our investors. Our third quarter results reflect that our actions over the past five years continue to pay off, and this progress will position us well to continue to perform even in an economic downturn.”
The Company noted the following items that impacted the preliminary results for the third quarter of 2008:
•	An after-tax benefit of approximately $0.03 to $0.04 per diluted share primarily due to gains from the divestiture of operations.

•	An after-tax reduction of approximately $0.03 per diluted share related to the cost of the labor disruption in the Milwaukee, Wisconsin area including more than a $0.02 per diluted share charge related to that location’s bargaining unit agreeing to our proposal to withdraw the bargaining unit from the Teamsters’ under-funded Central States pension fund.
The Company noted the following items that impacted the results for the third quarter of 2007:
•	A tax benefit of approximately $0.03 per diluted share primarily from adjustments required for the finalization of our 2006 tax returns.

•	An after-tax decrease of approximately $0.03 per diluted share primarily related to the cost of the labor disruption in the Oakland, California area.
As previously announced, the Company plans to release its full financial results for the third quarter of 2008 prior to the opening of the stock market on October 30, 2008 and will host a conference call that day to discuss in detail the quarter’s results. The expected third quarter operating results in this release are preliminary and subject to management and the Company’s auditors completing their quarterly closing review procedures.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
Cautionary Statement Regarding Non-GAAP Financial Information
This press release contains a discussion of earnings per diluted share, as adjusted for the items noted herein, which is a non-GAAP measure, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business.
Cautionary Statement Regarding Forward-Looking Information
This press release contains forward-looking statements. In addition, the Company, and others on its behalf, in the future may make statements that constitute forward-looking statements. The forward-looking statements that the Company makes are the Company’s expectations, opinions, views or beliefs at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2008 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The risks that we face include the following:
•	the accounting review of our third quarter of 2008 is not complete and there could be adjustments from that review;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenue and margins;

•	weather conditions cause our quarter–to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	continued volatility and further deterioration in the credit markets, inflation, higher interest rates, and other general and local economic conditions may negatively affect the volumes of waste generated, our liquidity and financing costs and other expenses;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory requirements may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenue and expenses;

•	trends toward recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies, increase our costs, or lead to an impairment charge;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures or acquisition spending are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
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